UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, Doral Financial Corporation (the “Company”) and certain of its subsidiaries (collectively with the Company, “Doral”) filed a lawsuit against the Commonwealth of Puerto Rico (the “Commonwealth”), the Puerto Rico Department of the Treasury (the “Treasury Department”) and the Secretary of the Treasury Department, Hon. Melba Acosta Febo, in her official capacity, as defendants, in the Court of First Instance of Puerto Rico (the “Court of First Instance”) seeking to enforce the Closing Agreement dated March 26, 2012 between Doral and the Treasury Department (the “Closing Agreement”) and to collect the $229 million owed to Doral under the Closing Agreement. On October 10, 2014 the Court of First Instance issued its ruling holding that the Closing Agreement is a valid and binding obligation enforceable against the Commonwealth.

On December 31, 2014, the Commonwealth appealed the ruling to the Court of Appeals of Puerto Rico (the “Court of Appeals”). On February 25, 2015, the Court of Appeals issued its ruling reversing the Court of First Instance and holding that the Closing Agreement is void.

Doral intends to appeal the ruling of the Court of Appeals.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, the Company may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (the “SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent the Company’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

The Company cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent the Company’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond the Company’s control. Factors that could cause the Company’s actual results to differ materially from those described in forward-looking statements include the adequacy of the Company’s allowance for loan and lease losses, delinquency trends, the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, the Company’s ability to achieve its capital restoration plan and continue to operate its business as a going concern, the Company obtaining non-objection from the Office of Chief Accountant of the Division of Corporation Finance with respect to its accounting treatment of certain of its commercial assets, and the effect of legal or regulatory proceedings, tax legislation and tax rules, the Company’s ability to use its deferred tax assets and related reserves, the Company’s ability to collect the monies due to the Company or its subsidiaries from the Commonwealth relating to the Closing Agreement and to qualify payment obligations from the Commonwealth as Tier 1 Capital at Doral Bank, Doral Bank’s continued access to funding through the Federal Home Loan Bank, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. These factors and additional factors that may cause the Company’s results to differ from forward-looking statements are described more completely under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 21, 2014 and is available on the Company’s website at www.doralbank.com, as updated from time to time with the Company’s periodic and other reports filed and to be filed with the SEC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: February 26, 2015	By:	/s/ Enrique R. Ubarri
Enrique R. Ubarri Executive Vice President and General Counsel